Exhibit 99.1

NeoGenomics Announces Board Appointments

Ft. Myers, Florida – July 20, 2020 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, announced today changes in the composition and certain roles of its Board of Directors.

Rachel A. Stahler joined our Board of Directors on May 28, 2020 and will serve as a member of the Audit Committee and the Nominating and Governance Committee. Ms. Stahler is the Chief Information Officer at Organon & Co., Merck & Co. Inc.’s intended spinoff of its women’s health, legacy brands and biosimilars businesses. Ms. Stahler has nearly two decades of global technology experience in the pharmaceutical industry. Previously, Ms. Stahler held the roles of Chief Information Officer of Allergan, Chief Information and Digital Officer for Syneos Health, Chief Information Officer at Optimer Pharmaceuticals, and held various senior technology roles at Pfizer. Ms. Stahler holds a B.A. from the University of Pennsylvania and a master’s degree in business administration from Columbia Business School.

Michael A. Kelly joined our Board of Directors on July 15, 2020 and will serve as a member of the Audit Committee. Mr. Kelly is a former senior executive of Amgen, Inc. and is currently acting as Founder & President of Sentry Hill Partners, LLC, a global life sciences transformation and management consulting business founded by Mr. Kelly in 2018. Mr. Kelly has more than two decades of executive experience as a senior leader in the life sciences industry serving in various strategic finance and operations positions at Amgen Inc., most recently as Senior Vice President, Global Business Services and Vice President & CFO, International Commercial Operations. Mr. Kelly has also held positions at Biogen, Tanox and Monsanto Life Sciences. Mr. Kelly serves on the Council of Advisors and was the former audit committee chairman for Direct Relief, a humanitarian aid organization focused on health outcomes and disaster relief. Mr. Kelly holds a BSc in business administration from Florida A&M University, concentrating in Finance and Industrial Relations.

Lynn A. Tetrault has been named Lead Independent Director of the Board of Directors, effective July 15, 2020. Ms. Tetrault has served on our Board of Directors since June 2015 and is Chair of the Compensation Committee. She is founder of Anahata Leadership, an advisory firm focused on supporting the leadership effectiveness of executive women. Ms. Tetrault has more than 25 years of experience in the healthcare sector. She worked from 1993 to 2014 with AstraZeneca, PLC, most recently on its global executive team as Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Prior to AstraZeneca, Ms. Tetrault practiced healthcare and corporate law at Choate, Hall and Stewart in Boston. Ms. Tetrault serves on the Strategic Advisory Board of The Simmons University Institute for Inclusive Leadership

and on the Board of WHAM (Women’s Health Access Matters). Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.

“We are excited to welcome Rachel A. Stahler and Michael A. Kelly to our Board of Directors. They each bring decades of leadership and experience in key areas that are vital to our future operations and strategy. Both Rachel and Michael embrace our mission, vision and values, and their counsel and expertise will further enable our company to serve our employees, customers and shareholders. We are also very pleased to appoint Lynn A. Tetrault, a woman of significant accomplishment and for whom we have great respect, to serve as Lead Independent Director.” said Douglas M. VanOort, Chairman and CEO of NeoGenomics.

About NeoGenomics, Inc.

NeoGenomics, Inc. specializes in cancer genetics testing and information services. The Company provides one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.
Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Ft. Myers and Tampa, Florida; Aliso Viejo, Carlsbad, Fresno and San Diego, California; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and CAP accredited laboratories in Rolle, Switzerland, and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia. For additional information about NeoGenomics, visit http://www.neogenomics.com/.

Forward Looking Statements
Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward-looking statements as the result of the Company's ability to continue gaining new customers, respond to the effects of the COVID-19 outbreak, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, as well as additional factors discussed under the heading "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K filed with the SEC on February 28, 2020. As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. In addition, it is the Company's practice to make information about the Company available by posting copies of its Company Overview Presentation from time to time on the Investor Relations section of its website at http://ir.neogenomics.com.

Forward-looking statements represent the Company's estimates only as of the date such statements are made (unless another date is indicated) and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change.
For further information, please contact:

NeoGenomics, Inc.
William Bonello
Director, Investor Relations
(239)690-4238 (w) (239)284-4314 (m)
bill.bonello@neogenomics.com